PGIM Limited

Grand Buildings 1-3 Strand Trafalgar Square,

London, WC2N 5HR

United Kingdom

May 1, 2026

PGIM Investments LLC

655 Broad Street – 6th Floor

Newark, New Jersey 07102

Re: PGIM Funds Listed on Annex A hereto, as may be amended from time to time (each, “Fund”)

To whom it may concern:

PGIM Limited, as a subadviser or sub-subadviser to the Fund, hereby acknowledges that PGIM Investments LLC (“PGIM Investments”) has entered into a waiver agreement with the Fund (“Management Fee Waiver”) requiring PGIM Investments to waive the portion of its management fee attributable to the Fund’s investment in a U.S. registered exchange-traded fund advised by PGIM Investments and subadvised by PGIM, Inc.

(“PGIM ETF”). PGIM Limited hereby agrees to waive any subadvisory fees it is entitled to receive from PGIM Investments or PGIM, Inc. attributable to the Fund’s investment in a PGIM ETF. This waiver will become effective at any time the Fund invests in the PGIM ETF and will remain in effect so long as the Fund is invested or intends to invest in the PGIM ETF and the Management Fee Waiver is in effect.

Very truly yours,

PGIM Limited

By:	/s/ Peter Allan
Name:	Peter Allan
Title:	Authorised Signatory

Annex A

PGIM ETF Trust

PGIM Ultra Short Bond ETF

PGIM Active High Yield Bond ETF
PGIM Total Return Bond ETF PGIM Floating Rate Income ETF PGIM AAA CLO ETF

PGIM Short Duration Multi-Sector Bond ETF
PGIM Short Duration High Yield ETF
PGIM Corporate Bond 0-5 Year ETF
PGIM Corporate Bond 5-10 Year ETF
PGIM Corporate Bond 10+ Year ETF
PGIM AAA CLO Aggregate Duration ETF PGIM Securitized Income ETF